Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (the “Second Supplemental Indenture”) dated as of November 21, 2012, between MBIA INC., a Connecticut corporation (the “Issuer”), and THE BANK OF NEW YORK MELLON, a New York banking corporation (the “Trustee”).

W I T N E S S E T H :

WHEREAS, the Issuer has heretofore entered into the Indenture, dated as of August 1, 1990 (the “Original Indenture”), with the Trustee;

WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as supplemented by the First Supplemental Indenture, dated as of August 22, 2002, between the Issuer and the Trustee, and as further supplemented by this Second Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, all capitalized terms used herein without definition shall have the meanings specified in the Indenture;

WHEREAS, the Issuer wishes to effect the amendments to the Indenture contemplated hereby (the “Proposed Amendments”);

WHEREAS, Section 8.2 of the Indenture provides that, subject to certain exceptions inapplicable hereto, the Issuer and the Trustee may amend or supplement the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Debt Securities at the time outstanding of all series affected by such supplemental indenture (voting as a class) (the “Required Holders”);

WHEREAS, on November 7, 2012, the Issuer launched a consent solicitation to solicit the consents of the Holders of the Debt Securities to the Proposed Amendments;

WHEREAS, the Required Holders have consented to the Proposed Amendments; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Second Supplemental Indenture and make it a valid and binding obligation of the Issuer, in accordance with its terms, have been done or performed.

NOW, THEREFORE:

In consideration of the premises, it is mutually covenants and agreed as follows:

ARTICLE I

AMENDMENT OF INDENTURE

Section 1.01  Amendment to Definition.  The definition of “Restricted Subsidiary” in Section 1.1 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Restricted Subsidiary” means National Public Finance Guarantee Corporation, a New York corporation, and any legal successor or successor to all or substantially all of its business or assets; provided that such successor is a Subsidiary.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.01  Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one instrument.

Section 2.02  Headings.  The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.03  Ratification and Incorporation of Indenture.  As supplemented hereby, the Original Indenture and the First Supplemental Indenture are in all respects ratified and confirmed, and the Original Indenture, the First Supplemental Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 2.04  Successors and Assigns.  All the covenants, stipulations, promises and agreements in this Second Supplemental Indenture contained by or on behalf of the Issuer shall bind its successors and assigns, whether so expressed or not.

Section 2.05  Separability.  In case any provision of this Second Supplemental Indenture or the Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.06  Benefits of Indenture.  Nothing in this Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

Section 2.07  Governing Law.  This Second Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 2.08  Recitals by the Issuer.  The recitals in this Second Supplemental Indenture are made by the Issuer only and not by the Trustee, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture.  All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

MBIA INC.

By:	/s/ C. Edward Chaplin
	Name:	C. Edward Chaplin
	Title:	President, Chief Financial Officer and Chief Administrative Officer

Attest:

/s/ Ram D. Wertheim
Name:	Ram D. Wertheim
Title:	Executive Vice President, Chief Legal Officer and Secretary

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title:	Vice President